EXHIBIT 99.1

Steelcase Reports Second Quarter Fiscal 2021 Results

  Significant cost reductions drove strong EPS of $0.47 despite 18% drop in revenue and $15.6 million of restructuring costs
  Year-over-year order declines lessened during the quarter, led by Asia Pacific and EMEA
  Liquidity position remains very strong at $684 million after full repayment of credit facility borrowings
  Third quarter outlook reflects 8% lower global backlog and stabilizing order trends in the Americas

GRAND RAPIDS, Mich., Sept. 22, 2020 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported second quarter revenue of $818.8 million and net income of $55.5 million, or diluted earnings of $0.47 per share, which included $15.6 million of pre-tax restructuring costs related to previously announced workforce reductions.  Excluding those charges, net of related income tax benefits, adjusted earnings were $0.55 per share.  In the prior year, Steelcase reported $998.0 million of revenue and net income of $60.5 million, or diluted earnings of $0.50 per share.

Revenue decreased 18 percent in the second quarter compared to the prior year.  Revenue in the quarter benefited from a strong beginning backlog of customer orders, which exceeded the prior year by 11 percent due to pandemic-related restrictions on manufacturing and delivery activities during the first quarter.  Revenue declined 15 percent in the Americas and 18 percent in EMEA compared to the prior year.  Revenue in the Other category declined 41 percent, or 29 percent on an organic basis after adjusting for the impact of the PolyVision divestiture in February 2020 and currency translation effects.

Orders (adjusted for the impact of the PolyVision divestiture and currency translation effects) declined 32 percent in the second quarter compared to the prior year, declining by 37 percent in June, 34 percent in July and 22 percent in August.  For the quarter, orders declined 35 percent in the Americas, 22 percent in EMEA and 25 percent in the Other category compared to the prior year.  In the Americas, the monthly year-over-year order declines improved through the quarter, as orders stabilized compared to more typical seasonality in the prior year, and project business and orders from smaller customers reflected lower declines than the overall average.  In EMEA, performance varied significantly by geographic market based on the stage of the pandemic locally, and orders included a $19 million project in the education sector that is expected to ship in the third quarter.  The Other category included an order decline of 18 percent in Asia Pacific, which included growth of 5 percent in China, compared to the prior year.

Revenue and order decline by segment
Q2 2021 vs. Q2 2020
	Revenue Decline	Organic Revenue Decline	Organic Order Decline

Americas	15%	15%	35%
EMEA	18%	20%	22%
Other category	41%	29%	25%
Steelcase Inc.	18%	17%	32%

"I want to thank the employees of Steelcase for their resilience, sacrifice and hard work to fulfill our customer commitments and drive better than expected second quarter profitability as we worked through our backlog of orders and contained our costs," said Jim Keane, president and CEO.  "Our year-over-year order decline rates have moderated for four consecutive months, but the continued high level of COVID cases in the Americas has delayed our customers' return to the office and suppressed demand levels.  In EMEA and Asia Pacific, our order patterns have improved and our opportunity pipelines are increasing as many workers have returned to the office in those markets."

Second quarter operating income of $88.6 million included $15.6 million of restructuring costs related to the previously announced workforce reductions.  Adjusted operating income of $104.2 million represented an increase of $18.9 million compared to operating income of $85.3 million in the prior year.  The increase was driven by significant cost reduction actions implemented across all segments, which more than offset the impact of lower revenue.  The Americas reported operating income of $94.6 million, and adjusted operating income of $110.2 million (17.4 percent of revenue), compared to operating income of $90.3 million (12.2 percent of revenue) in the prior year.  EMEA reported an operating loss of $3.5 million compared to an operating loss of $5.5 million in the prior year.  The Other category reported operating income of $1.1 million compared to $8.9 million in the prior year, which included $2.6 million from PolyVision.

Gross margin of 32.9 percent in the second quarter represented a 50 basis point decline compared to the prior year, with an 80 basis point decline attributable to restructuring costs.  Gross margin improved in the Americas and declined in EMEA and the Other category.  On a consolidated basis, the results were driven by the impact of the lower revenue and restructuring costs, partially offset by lower overhead costs including temporary reductions in pay for salaried employees, pricing benefits and lower variable compensation expense.

Operating expenses of $172.3 million in the second quarter represented a decrease of $75.9 million compared to the prior year.  The decrease was primarily driven by an approximately $32 million reduction in discretionary spending, approximately $22 million of lower employee costs primarily related to temporary reductions in pay across most of the company's global salaried workforce and $9.2 million of lower variable compensation expense.

The restructuring costs relate to the workforce reductions announced on September 1, 2020, which the company estimates will result in savings of approximately $10 million per quarter.  The company expects to record a total of approximately $26 million of restructuring costs related to the actions, of which $15.6 million was recorded during the second quarter and the remainder is expected to be recorded in the third quarter.  The company has restored most of its salaried workers to their full base pay, which it estimates will result in approximately $20 million of additional costs in the third quarter as compared to the second quarter.

“The strength of our second quarter results and the recent improvements in demand patterns in EMEA and Asia Pacific influenced our decision to restore salaries for most of our global workforce,” said Dave Sylvester, senior vice president and CFO.  “While we have seen some recent improvement in the rate of decline in our year-over-year order patterns in the Americas, day-to-day business and project pipelines remain depressed due to the ongoing economic uncertainty and the high number of customers deferring their return to the office.  Accordingly, we decided to make more permanent changes to our cost structure through workforce reductions, which will lower our annualized costs by approximately $40 million."

Investment income of $0.2 million in the second quarter represented a decrease of $1.3 million compared to the prior year due to lower market interest rates.  Other income, net decreased by $1.2 million compared to the prior year, due primarily to lower income from unconsolidated affiliates.

The company recorded income tax expense of $27.3 million in the second quarter, which represented an effective tax rate of approximately 33 percent.  In the prior year, income tax expense was $21.6 million and represented an effective tax rate of approximately 26 percent.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $683.7 million.

Total debt was $483.3 million at the end of the second quarter.  During the quarter, the company repaid all outstanding borrowings under its global credit facility.

“Our strong earnings and working capital management drove a 22 percent increase in cash flow from operations and we reduced our capital expenditures by approximately 50 percent compared to the prior year,” said Dave Sylvester.  “Based on the strength of our cash generation during the quarter, we chose to repay all of the $245 million in remaining borrowings under our credit facility which we had drawn as a precaution earlier in the year.  We ended the quarter with $684 million of liquidity which supports our ability to stay invested in new solutions to drive growth in the changing workplace.”

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before October 15, 2020, to shareholders of record as of October 2, 2020.

Outlook

At the end of the second quarter, the company’s backlog of customer orders was $577 million, or 8 percent lower than the prior year.  Going into the third quarter, orders declined an average of 38 percent during the first three weeks of September compared to the prior year, including declines of 41 percent in the Americas, 27 percent in EMEA, and 37 percent in the Other category.  As a result, the company expects third quarter fiscal 2021 revenue to be in the range of $690 to $725 million.  The company reported revenue of $955.2 million in the third quarter of fiscal 2020.  Adjusted for the divestiture of PolyVision and currency translation effects, the projected revenue range translates to an expected organic decline of 24 to 27 percent compared to the third quarter of fiscal 2020.  The year-over-year comparison also reflects the impact of the timing of the U.S. Thanksgiving holiday which will fall in the third quarter of fiscal 2021 compared to the fourth quarter of fiscal 2020.

The company expects to report diluted earnings per share of between $0.07 to $0.13 for the third quarter of fiscal 2021.  This estimate includes $0.05 per share of estimated restructuring costs, net of tax related to the previously announced actions.  Adjusted for the estimated restructuring costs, the company expects to report adjusted earnings of between $0.12 to $0.18 per share.  The estimate also reflects: (1) projected operating expenses of between $180 million to $185 million, (2) projected interest expense, net of investment income and other income, net of approximately $5 million and (3) an expected effective tax rate of approximately 25 percent (or approximately 30 percent when adjusted for the estimated restructuring costs and the related tax benefit).  Steelcase reported diluted earnings per share of $0.46 in the third quarter of fiscal 2020.

“As the number of COVID cases declined in Asia Pacific and EMEA, we saw a strong return to the office in those regions as companies utilize the workplace to drive higher productivity, increase collaboration and promote their culture," said Jim Keane.  “As progress is being made in the U.S. relative to the pandemic, we expect to see momentum build to bring employees back to work which will drive improved demand for our solutions to provide a better experience.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 28, 2020	August 23, 2019	% Change	August 28, 2020	August 23, 2019	% Change

Revenue
Americas (1)	$631.2	$739.5	(14.6)%	$965.1	$1,315.8	(26.7)%
EMEA (2)	125.9	154.2	(18.4)%	225.4	315.5	(28.6)%
Other (3)	61.7	104.3	(40.8)%	111.1	191.0	(41.8)%
Consolidated revenue	$818.8	$998.0	(18.0)%	$1,301.6	$1,822.3	(28.6)%

Operating income (loss)
Americas	$94.6	$90.3	$71.1	$122.7
EMEA	(3.5)	(5.5)	(28.1)	(4.7)
Other	1.1	8.9	(0.5)	11.2
Corporate (4)	(3.6)	(8.4)	(6.2)	(16.3)
Consolidated operating income	$88.6	$85.3	$36.3	$112.9

Operating income percent	10.8%	8.5%	2.8%	6.2%

Revenue mix
Americas	77.1%	74.1%	74.1%	72.2%
EMEA	15.4%	15.5%	17.3%	17.3%
Other	7.5%	10.4%	8.6%	10.5%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Smith System, AMQ and Orangebox brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific and Designtex.  In 2020, the Other category also included PolyVision, which was sold in February 2020.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

QUARTER OVER QUARTER ORGANIC REVENUE DECLINE BY SEGMENT
Q2 2021 vs. Q2 2020
	Steelcase Inc.	Americas	EMEA	Other category

Q2 2020 revenue	$998.0	$739.5	$154.2	$104.3
Divestiture	(17.1)	—	—	(17.1)
Currency translation effects*	1.9	(0.6)	3.3	(0.8)
Q2 2020 revenue, adjusted	982.8	738.9	157.5	86.4

Q2 2021 revenue	818.8	631.2	125.9	61.7
Organic decline $	$(164.0)	$(107.7)	$(31.6)	$(24.7)
Organic decline %	(17)%	(15)%	(20)%	(29)%

* Currency translation effects represent the estimated net effect of translating Q2 2020 foreign currency revenues using the average exchange rates during Q2 2021.

PROJECTED ORGANIC REVENUE DECLINE
Q3 2021 vs. Q3 2020
Steelcase Inc.

Q3 2020 revenue	$955.2
Divestiture	(14.9)
Currency translation effects*	11.2
Q3 2020 revenue, adjusted	951.5

Q3 2021 revenue, projected	$690 - $725
Organic decline $	($261) - ($227)
Organic decline %	(27%) - (24%)

* Currency translation effects represent the estimated net effect of translating Q3 2020 foreign currency revenues using the exchange rates at the end of Q2 2021.

ADJUSTED EARNINGS PER SHARE

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 28, 2020	August 23, 2019	August 28, 2020	August 23, 2019
Diluted earnings per share	$0.47	$0.50	$0.15	$0.65
Goodwill impairment charge, per share	—	—	0.15	—
Restructuring costs, per share	0.13	—	0.13	—
Income tax effect of restructuring costs, per share	(0.05)	—	(0.05)	—
Adjusted earnings per share	$0.55	$0.50	$0.38	$0.65

PROJECTED EARNINGS PER SHARE
Q3 2021

Steelcase Inc.
Diluted earnings per share	$0.07 - $0.13
Goodwill impairment charge, per share	—
Restructuring costs, per share	0.08
Income tax effect of restructuring costs, per share	(0.03)
Adjusted earnings per share	$0.12 - $0.18

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 28, 2020		August 23, 2019		August 28, 2020		August 23, 2019
Revenue	$818.8	100.0%	$998.0	100.0%	$1,301.6	100.0%	$1,822.3	100.0%
Cost of sales	542.3	66.3	664.5	66.6	902.4	69.4	1,230.4	67.5
Restructuring costs	6.9	0.8	—	—	6.9	0.5	—	—
Gross profit	269.6	32.9	333.5	33.4	392.3	30.1	591.9	32.5
Operating expenses	172.3	21.0	248.2	24.9	329.7	25.3	479.0	26.3
Goodwill impairment charge	—	—	—	—	17.6	1.4	—	—
Restructuring costs	8.7	1.1	—	—	8.7	0.6	—	—
Operating income	$88.6	10.8%	$85.3	8.5%	$36.3	2.8%	$112.9	6.2%
Interest expense	(6.8)	(0.8)	(6.7)	(0.7)	(14.1)	(1.1)	(13.4)	(0.7)
Investment income	0.2	—	1.5	0.2	1.0	0.1	2.5	0.1
Other income, net	0.8	0.1	2.0	0.2	4.8	0.4	4.2	0.2
Income before income tax expense	82.8	10.1	82.1	8.2	28.0	2.2	106.2	5.8
Income tax expense	27.3	3.3	21.6	2.1	10.6	0.9	27.9	1.5
Net income	$55.5	6.8%	$60.5	6.1%	$17.4	1.3%	$78.3	4.3%

Operating income	$88.6	10.8%	$85.3	8.5%	$36.3	2.8%	$112.9	6.2%
Add: goodwill impairment charge	—	—	—	—	17.6	1.4	—	—
Add: restructuring costs	15.6	1.9	—	—	15.6	1.1	—	—
Adjusted operating income	$104.2	12.7%	$85.3	8.5%	$69.5	5.3%	$112.9	6.2%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 28, 2020		August 23, 2019		August 28, 2020		August 23, 2019
Revenue	$631.2	100.0%	$739.5	100.0%	$965.1	100.0%	$1,315.8	100.0%
Cost of sales	408.1	64.7	486.3	65.8	660.4	68.4	879.7	66.9
Restructuring costs	6.9	1.0	—	—	6.9	0.7	—	—
Gross profit	216.2	34.3	253.2	34.2	297.8	30.9	436.1	33.1
Operating expenses	112.9	17.9	162.9	22.0	218.0	22.6	313.4	23.8
Goodwill impairment charge	—	—	—	—	—	—	—	—
Restructuring costs	8.7	1.4	—	—	8.7	0.9	—	—
Operating income	$94.6	15.0%	$90.3	12.2%	$71.1	7.4%	$122.7	9.3%
Add: goodwill impairment charge	—	—	—	—	—	—	—	—
Add: restructuring costs	15.6	2.4	—	—	15.6	1.6	—	—
Adjusted operating income	$110.2	17.4%	$90.3	12.2%	$86.7	9.0%	$122.7	9.3%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 28, 2020		August 23, 2019		August 28, 2020		August 23, 2019
Revenue	$125.9	100.0%	$154.2	100.0%	$225.4	100.0%	$315.5	100.0%
Cost of sales	93.4	74.2	112.6	73.0	168.7	74.8	228.3	72.4
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	32.5	25.8	41.6	27.0	56.7	25.2	87.2	27.6
Operating expenses	36.0	28.6	47.1	30.6	67.2	29.9	91.9	29.1
Goodwill impairment charge	—	—	—	—	17.6	7.8	—	—
Restructuring costs	—	—	—	—	—	—	—	—
Operating loss	$(3.5)	(2.8)%	$(5.5)	(3.6)%	$(28.1)	(12.5)%	$(4.7)	(1.5)%
Add: goodwill impairment charge	—	—	—	—	17.6	7.8	—	—
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income (loss)	$(3.5)	(2.8)%	$(5.5)	(3.6)%	$(10.5)	(4.7)%	$(4.7)	(1.5)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 28, 2020		August 23, 2019		August 28, 2020		August 23, 2019
Revenue	$61.7	100.0%	$104.3	100.0%	$111.1	100.0%	$191.0	100.0%
Cost of sales	40.8	66.1	65.6	62.9	73.3	66.0	122.4	64.1
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	20.9	33.9	38.7	37.1	37.8	34.0	68.6	35.9
Operating expenses	19.8	32.1	29.8	28.6	38.3	34.5	57.4	30.0
Goodwill impairment charge	—	—	—	—	—	—	—	—
Restructuring costs	—	—	—	—	—	—	—	—
Operating income (loss)	$1.1	1.8%	$8.9	8.5%	$(0.5)	(0.5)%	$11.2	5.9%
Add: goodwill impairment charge	—	—	—	—	—	—	—	—
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income (loss)	$1.1	1.8%	$8.9	8.5%	$(0.5)	(0.5)%	$11.2	5.9%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 28, 2020	August 23, 2019	August 28, 2020	August 23, 2019
Operating loss	$(3.6)	$(8.4)	$(6.2)	$(16.3)
Add: goodwill impairment charge	—	—	—	—
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(3.6)	$(8.4)	$(6.2)	$(16.3)

Webcast
Steelcase will discuss second quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) adjusted earnings per share, which represents earnings per share excluding goodwill impairment charges, restructuring costs and related tax benefits; (2) organic revenue decline, which represents the change in revenue excluding the impacts of acquisitions and divestitures and estimated currency translation effects; and (3) adjusted operating income (loss), which represents operating income (loss) excluding goodwill impairment charges and restructuring costs. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," "targets," or other similar words, phrases or expressions. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 108 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, Turnstone®, Smith System®, Orangebox® and AMQ®.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including approximately 800 Steelcase dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2020 revenue of $3.7 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 28, 2020	August 23, 2019	August 28, 2020	August 23, 2019
Revenue	$818.8	$998.0	$1,301.6	$1,822.3
Cost of sales	542.3	664.5	902.4	1,230.4
Restructuring costs	6.9	—	6.9	—
Gross profit	269.6	333.5	392.3	591.9
Operating expenses	172.3	248.2	329.7	479.0
Goodwill impairment charge	—	—	17.6	—
Restructuring costs	8.7	—	8.7	—
Operating income	88.6	85.3	36.3	112.9
Interest expense	(6.8)	(6.7)	(14.1)	(13.4)
Investment income	0.2	1.5	1.0	2.5
Other income, net	0.8	2.0	4.8	4.2
Income before income tax expense	82.8	82.1	28.0	106.2
Income tax expense	27.3	21.6	10.6	27.9
Net income	$55.5	$60.5	$17.4	$78.3

Earnings per share:
Basic	$0.47	$0.50	$0.15	$0.65
Diluted	$0.47	$0.50	$0.15	$0.65
Weighted average shares outstanding - basic	117.6	119.7	117.4	119.6
Weighted average shares outstanding - diluted	117.8	120.2	117.6	120.1

Dividends declared and paid per common share	$0.100	$0.145	$0.170	$0.290

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	August 28, 2020	February 28, 2020
ASSETS
Current assets:
Cash and cash equivalents	$515.9	$541.0
Accounts receivable	329.0	381.8
Allowance for doubtful accounts	(9.9)	(9.4)
Inventories	217.5	215.0
Prepaid expenses	23.6	21.6
Other current assets	56.5	38.8
Total current assets	1,132.6	1,188.8

Property, plant and equipment, net of accumulated depreciation of $1,024.0 and $977.7	418.1	426.3
Company-owned life insurance ("COLI")	167.8	160.0
Deferred income taxes	110.0	124.6
Goodwill	215.1	233.6
Other intangible assets, net of accumulated amortization of $65.1 and $56.7	94.5	102.9
Investments in unconsolidated affiliates	54.0	52.3
Right-of-use operating lease assets	219.1	237.9
Other assets	28.5	39.0
Total assets	$2,439.7	$2,565.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$210.2	$244.3
Short-term borrowings and current portion of long-term debt	2.6	2.9
Current operating lease obligations	42.8	43.1
Accrued expenses:
Employee compensation	93.2	191.7
Employee benefit plan obligations	28.2	44.7
Accrued promotions	28.6	35.3
Customer deposits	104.0	28.6
Other	110.4	100.3
Total current liabilities	620.0	690.9

Long-term liabilities:
Long-term debt less current maturities	480.7	481.4
Employee benefit plan obligations	143.0	148.3
Long-term operating lease obligations	198.7	214.0
Other long-term liabilities	49.2	60.4
Total long-term liabilities	871.6	904.1
Total liabilities	1,491.6	1,595.0

Shareholders’ equity:
Additional paid-in capital	1.7	28.4
Accumulated other comprehensive income (loss)	(56.3)	(69.3)
Retained earnings	1,002.7	1,011.3
Total shareholders’ equity	948.1	970.4
Total liabilities and shareholders’ equity	$2,439.7	$2,565.4

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Six Months Ended
	August 28, 2020	August 23, 2019
OPERATING ACTIVITIES
Net income	$17.4	$78.3
Depreciation and amortization	43.3	41.4
Goodwill impairment charge	17.6	—
Restructuring costs	15.6	—
Deferred income taxes	18.0	2.9
Non-cash stock compensation	9.7	12.0
Equity in income of unconsolidated affiliates	(3.9)	(5.7)
Dividends received from unconsolidated affiliates	2.8	8.2
Other	(12.5)	(0.8)
Changes in operating assets and liabilities:
Accounts receivable	58.0	(82.2)
Inventories	(0.2)	(20.5)
Other assets	(10.8)	3.9
Accounts payable	(36.5)	37.8
Employee compensation liabilities	(120.8)	(46.1)
Employee benefit obligations	(24.9)	(17.7)
Customer deposits	74.3	7.4
Accrued expenses and other liabilities	(2.2)	23.9
Net cash provided by operating activities	44.9	42.8

INVESTING ACTIVITIES
Capital expenditures	(18.0)	(32.5)
Proceeds from disposal of fixed assets	7.1	1.0
Other	4.9	1.9
Net cash used in investing activities	(6.0)	(29.6)

FINANCING ACTIVITIES
Dividends paid	(20.1)	(34.5)
Common stock repurchases	(42.3)	(5.9)
Borrowings on lines of credit	250.0	—
Repayments on lines of credit	(250.0)	—
Other	(1.4)	(2.3)
Net cash used in financing activities	(63.8)	(42.7)
Effect of exchange rate changes on cash and cash equivalents	0.2	(1.4)
Net decrease in cash, cash equivalents and restricted cash	(24.7)	(30.9)
Cash and cash equivalents and restricted cash, beginning of period[1]	547.1	264.8
Cash and cash equivalents and restricted cash, end of period[2]	$522.4	$233.9

(1) These amounts include restricted cash of $6.1 and $3.5 as of February 28, 2020 and February 22, 2019, respectively.

(2) These amounts include restricted cash of $6.5 and $4.8 as of August 28, 2020 and August 23, 2019, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  Restricted cash is included as part of Other assets in the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505